Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Explanatory Note

On October 13, 2022, Imara Inc. (“Imara” or the “Company”), Enliven Therapeutics, Inc. (“Enliven”), and a wholly owned subsidiary of Imara, Iguana Merger Sub, Inc. (“Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the Merger Agreement, among other matters, Merger Sub merged with and into Enliven, with Enliven becoming a wholly-owned subsidiary of Imara and the surviving corporation of the merger, which transaction is referred to as the Merger. Following the closing of the Merger, Imara changed its name to Enliven Therapeutics, Inc. and Enliven Therapeutics, Inc. changed its name to Enliven Inc.

The Company is filing this Amendment to its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2023 to provide pro forma financial information reflecting the Merger as of and for the year ended December 31, 2022. As previously disclosed, on February 23, 2023, Imara and Enliven completed the Merger, pursuant to the Merger Agreement.

At the effective time of the Merger, each share of Enliven’s common stock outstanding immediately prior to the effective time of the Merger, including shares of Enliven’s common stock that were issued pursuant to the Enliven pre-closing financing (as defined below), were converted into the right to receive a number of shares of the Company’s common stock based on the exchange ratio. The final exchange ratio is approximately 0.2951 shares of Imara’s common stock for each share of Enliven’s common stock, which gives effect to the Reverse Stock Split (as defined below). Each share of Enliven’s convertible preferred stock outstanding immediately prior to the effective time of the Merger was converted into shares of Enliven’s common stock in accordance with its terms, which then converted into the right to receive shares of the Company’s common stock along with all other shares of Enliven’s common stock as described above. Under the exchange ratio formula in the Merger Agreement, the Enliven equity holders immediately before the effective time of the Merger owned approximately 84% of the outstanding capital stock of Imara on a fully-diluted basis, and the stockholders of Imara immediately before the effective time of the Merger owned approximately 16% of the outstanding capital stock of Imara on a fully-diluted basis.

The Merger

On February 23, 2023, the Company filed an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split of its common stock, such that approximately every 4 shares of the Company’s common stock held by a stockholder immediately prior to the reverse stock split were combined and reclassified into 1 share of the Company’s common stock (the “Reverse Stock Split”). Except where otherwise indicated in these pro forma financial statements, all share and per share amounts of Imara have been adjusted retroactively to reflect the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented for pro forma purposes only.

The Merger closed on February 23, 2023 pursuant to the Merger Agreement. At the closing of the Merger, the Company issued an aggregate of 34,426,351 shares of its common stock to the former Enliven stockholders, in exchange for all of the shares of Enliven common stock issued and outstanding immediately prior to the Merger, based on an exchange ratio of approximately 0.2951 with Enliven surviving as a wholly-owned subsidiary of the Company. In connection with the closing of the Merger, and in accordance with the terms of the Merger Agreement, the Company acquired net cash and cash equivalents from Imara of approximately $80.5 million. In addition, each outstanding and unexercised option to purchase shares of Enliven common stock granted to an individual who continued as a service provider to Enliven at the effective time of the Merger was assumed by the Company and converted into an option to purchase shares of the Company’s common stock, with necessary adjustments to reflect the exchange ratio.

The issuance of the shares of the Company’s common stock to the former stockholders of Enliven was registered with the SEC on the Company’s Registration Statement on Form S-4, as amended (File No. 333-268300).

Enliven Pre-closing Financing

On October 13, 2022, immediately prior to the execution and delivery of the Merger Agreement, Enliven entered into a common stock purchase agreement with certain investors, pursuant to which the investors agreed to purchase approximately 42.8 million shares of Enliven’s common stock, par value $0.0001 per share (the “Enliven pre-closing financing”).

On February 23, 2023, Enliven completed the pre-closing financing, in which Enliven issued approximately 42.8 million shares of Enliven common stock at a price of $3.84 per share, for aggregate gross proceeds of approximately $164.5 million, net of issuance costs of $4.7 million.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information gives effect to the Transaction Accounting Adjustments, which consist of the (i) Merger, (ii) the Enliven pre-closing financing, and (iii) the Reverse Stock Split.

In the unaudited pro forma combined financial statements, the Merger has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“U.S. GAAP”) because the assets of Imara as of the effective date of the Merger are primarily cash and other non-operating assets. Enliven was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Enliven stockholders will own a substantial majority of the voting rights in the combined company; (2) Enliven will designate a majority (eight of nine) of the initial members of the board of directors of the combined company; and (3) Enliven’s senior management will hold all positions in senior management of the combined company.

As a result of Enliven being treated as the accounting acquirer, Enliven’s assets and liabilities are recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma combined financial information of Imara will be those of Enliven. Imara’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Enliven after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Enliven will become the historical consolidated financial statements of the combined company.

The unaudited pro forma combined balance sheet data as of December 31, 2022 assumes that the Merger took place on December 31, 2022 and combines the Imara and Enliven historical balance sheets as of December 31, 2022. The unaudited pro forma combined statement of operations data for the year ended December 31, 2022 gives effect to the Merger as if it took place on January 1, 2022 and combines the Imara and Enliven historical statement of operations for the periods presented.

The historical financial statements of Imara and Enliven have been adjusted to give pro forma effect to reflect the Transaction Accounting Adjustments in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes, and is for illustrative purposes only. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial information as a result, if any, of the amount of cash used by Imara’s operations between the signing and closing of the Merger Agreement, and other changes in Imara’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Imara and Enliven incorporated by reference in this information statement.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2022

(in thousands)

	Enliven	IMARA	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$75,536	$88,198	$164,500	(a)	$328,234
Prepaid expense and other current assets	2,217	1,438	—		3,655

Total current assets	77,753	89,636	164,500		331,889
Property and equipment, net	890	—	—		890
Operating lease right-of-use assets, net	626	—	—		626
Deferred offering costs	3,975	—	(3,975)	(b)	—
Restricted cash	54	—	—		54
Other assets	—	2,323	—		2,323

Total assets	$83,298	$91,959	160,525		$335,782

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,438	$149	$—		$3,587
Accrued expense and other current liabilities	6,277	1,681	11,396	(a)(b)(j)	19,354

Total current liabilities	9,715	1,830	11,396		22,941
Other non-current liabilities	659	—	—		659

Total liabilities	10,374	1,830	11,396		23,600

Convertible preferred stock	149,749	—	(149,749)	(d)(l)	—
Stockholders’ equity (deficit):
Common stock	1	27	13	(l)	41
Additional paid-in capital	6,038	236,111	156,420	(l)	398,569
Accumulated deficit	(82,864)	(146,009)	142,445	(l)	(86,428)

Total stockholders’ equity (deficit)	(76,825)	90,129	298,878		312,182

Total liabilities convertible preferred stock and stockholders’ equity	$83,298	$91,959	$160,525		$335,782

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except for share and per share amounts)

	Enliven	IMARA	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Operating expenses
Research and development	$31,022	$18,940	$(17,692)	(k)	$32,270
General and administrative	7,769	15,330	3,564	(i)(j)	26,663

Total operating expenses	38,791	34,270	(14,128)		58,993

Gain on sale of asset	—	35,000	—		35,000

Loss (income) from operations	(38,791)	730	14,128		(23,933)
Other expense	—	(97)	—		(97)
Interest income	1,129	943	—		2,072

Total other income (expense), net	1,129	846	—		1,975

Net (loss) income before income tax provision	(37,662)	1,576	14,128		(21,958)
Income tax provision	—	(88)	—		(88)

Net (loss) income	$(37,662)	$1,488	$14,128		$(22,046)

Net (loss) income share attributable to common stockholders, basic and diluted	$(3.56)	$0.06	$—		$(0.54)

Weighted average common shares outstanding, basic and diluted	10,586,983	26,385,567	3,632,417	(g)	40,604,967

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet as of December 31, 2022 was prepared using the historical consolidated balance sheets of Imara and Enliven as of December 31, 2022. The unaudited pro forma combined statement of operations for the year ended December 31, 2022 was prepared using the historical statements of operations and comprehensive loss of Imara and Enliven for the year ended December 31, 2022 and gives effect to the Merger as if it occurred on January 1, 2022.

For accounting purposes, Enliven is considered to be the acquirer, and the Merger was accounted for as a reverse recapitalization of Imara by Enliven because upon the closing of the Merger, the pre-combination assets of Imara are expected to be primarily cash.

Under reverse recapitalization accounting, the assets and liabilities of Imara will be recorded, as of the date of the Merger, at their fair value. No goodwill or intangible assets will be recognized and any excess consideration transferred over the fair value of the net assets of Imara, following determination of the actual purchase consideration for Imara will be reflected as a reduction to additional paid-in capital. Consequently, the financial statements of Enliven reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited pro forma combined financial information is derived from the historical financial statements of Imara and Enliven, and includes adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Enliven shall become the historical financial statements of the combined company.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustment as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

2. Purchase Price

The accompanying unaudited pro forma combined financial information reflects a purchase price of approximately $168.8 million, which consists of the following (in thousands, except share and per share amounts):

Estimated number of common shares of the combined company to be owned by IMARA stockholders (1)	6,625,176
Multiplied by the fair value per share of IMARA common stock (2)	$25.28

Estimated fair value of IMARA common stock issued	167,484
Estimated fair value of stock options and restricted stock units attributable to precombination services (3)	1,350

Estimated purchase price	$168,834

(1)

Reflects the number of shares of the combined company that Imara equity holders owned as of the closing pursuant to the Merger Agreement. This amount is calculated for purposes of the unaudited pro forma combined financial information, based on the shares of Imara’s common stock outstanding as of February 23, 2023.

(2)	Reflects the assumed purchase price per share of Imara common stock, which is the closing price of Imara’s common stock on February 23, 2023.
(3)	Reflects the estimated acquisition-date fair value of the assumed Imara equity awards attributable to pre-combination services.

3. Shares of Imara Common Stock Issued to Enliven’s Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding convertible preferred stock of Enliven were converted into common stock of Enliven. At the effective time of the Merger, all outstanding shares of Enliven’s common stock were converted into the right to receive shares of Imara common stock as consideration for the Merger, based on the exchange ratio. The final exchange ratio for purposes of the unaudited pro forma combined financial information was derived on a fully-diluted basis as of February 23, 2023 using a stipulated value of Enliven of approximately $489.1 million (including the Enliven pre-closing financing discussed above) and of Imara of approximately $90.5 million. Based on the exchange ratio of approximately 0.2951 determined in accordance with the terms of the Merger Agreement, Imara issued 34,426,394 shares of common stock to the stockholders of Enliven in the Merger, determined as follows:

Shares
Enliven:
Enliven common shareholders	54,927,965
Enliven convertible preferred stock	61,730,064

Total Enliven common equivalent shares pre-close	116,658,029
Exchange ratio	0.2951

Total Enliven merger common shares	34,426,394

The exchange ratio is calculated based on the Reverse Stock Split of Imara common stock.

4. Pro Forma Adjustments

The unaudited pro forma combined financial information includes pro forma adjustments that reflect Transaction Accounting Adjustments, as well as other adjustments deemed to be directly related to the Merger, irrespective of whether or not such adjustments are deemed to be recurring.

Based on Enliven management’s review of Imara’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Imara to conform to the accounting policies of Enliven are not expected to be significant.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

To reflect $164.5 million in proceeds, and issuance costs of $4.7 million (which are included in accrued expense and other current liabilities), in connection with the consummation the Enliven pre-closing financing, in which 42,827,612 shares of Enliven’s common stock are to be issued. The Enliven pre-closing financing closed immediately prior to the closing of the Merger.

(b)

To reflect estimated transaction costs yet to be incurred by Enliven in connection with the Merger of $4.3 million, such as adviser fees, legal, and accounting expenses, as an increase in accrued liabilities and reduction to additional paid-in capital, as well as to reflect $4.0 million in previously deferred transaction costs as a reduction in additional paid-in capital in the unaudited proforma combined balance sheet.

(c)

To reflect the change in common stock par value due to exchange of Imara’s common stock for Enliven’s common stock upon closing of the Merger, which includes shares issued subsequent to December 31, 2022 through the Enliven pre-closing financing.

(d)

To reflect the conversion of 61,730,064 shares of Enliven convertible preferred stock into shares of Enliven common stock on a 1-for-1 basis, which is expected to occur immediately prior to the effective time of the Merger.

(e)	To reflect the elimination of Imara’s historical common stock.

(f)	To reflect the effect of the reverse recapitalization of Imara for a total of $90.1 million, which is the net assets of Imara as of December 31, 2022.

(g)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company outstanding as of the Merger closing date, including the shares to be issued in the Enliven pre-closing financing. The following table presents the calculation of the pro forma weighted average number of common stock outstanding after giving effect to the Reverse Stock Split for Imara shares and application of the exchange ratio for Enliven shares:

December 31, 2022
Historical Enliven weighted-average shares of common stock outstanding	10,586,983
Impact of Enliven’s convertible preferred stock assuming conversion as of January 1, 2022	61,730,064
Impact of Enliven’s common stock purchase agreement (Financing Transaction) assuming issuance as of January 1, 2022	42,827,612

Subtotal	115,144,659
Application of exchange ratio to historical Enliven weighted-average shares outstanding	0.2951

Adjusted Enliven weighted-average shares outstanding (after giving effect to the Exchange Ratio)	33,979,790
Historical IMARA weighted-average shares of common stock outstanding	6,571,816
Impact of IMARA common stock related to stock units that accelerated vesting, reflected as having occurred January 1, 2022	53,361

Total weighted average shares outstanding	40,604,967

(h)	To reflect the impact of the difference in par value of common stock between Enliven ($0.0001) and Imara ($0.001) on the conversion of Enliven common stock to Imara common stock

(i)

To reflect the post combination stock-based compensation expense of $1.2 million, as a result of the accelerated vesting of certain Imara options, as a result of the Merger under the original award terms, as general and administrative expense on the unaudited pro forma combined statement of operations, and an increase in additional paid-in capital and accumulated deficit on the unaudited pro forma balance sheet.

(j)

To reflect Imara’s compensation expense of $2.4 million related to change-in-control severance payments resulting from pre-existing employment agreements that will be payable in cash in connection with the Merger but were not incurred as of December 31, 2022, as an increase to accrued expense and other current liabilities and accumulated deficit in the unaudited pro forma combined balance sheet. Imara’s compensation costs of $2.4 million are reflected as general and administrative expense in the unaudited pro forma combined statement of operations for the year ended December 31, 2022.

(k)

To reflect the elimination of direct external R&D expenses related to the IMR-687 program which were sold by Imara in an asset sale. Such R&D expenses were incurred and included in the Imara historical consolidated statement of operations for the year ended December 31, 2022.

(l)	The total impact to equity for the above adjustments is reflected in the table below.

			Common Stock
			Enliven		IMARA		Additional Paid- in- Capital	Accumulated Deficit	Stockholders equity
(amounts in thousands, except share amounts)			Shares	Amount	Shares	Amount
Conversion of outstanding Enliven’s convertible preferred stock into common stock	(d	)	61,730,064	62	—	—	149,687	—	149,749
Elimination of IMARA’s historical equity carrying value	(e	)	—	—	(26,500,704)	(27)	(236,111)	146,009	(90,129)
Exchange of outstanding Enliven common stock into IMARA common stock based on the assumed Exchange Ratio	(c	)	(116,658,029)	(117)	34,426,394	34	83	—	—
Change in par value	(h	)	—	11	—	—	(11)	—	—
Reverse recapitalization of IMARA	(f	)	—		6,625,176	7	90,122	—	90,129
Enliven pre-closing financing	(a	)	42,827,612	43	—	—	159,785	—	159,828
Severance payments to IMARA employees	(j	)	—	—	—	—	—	(2,393)	(2,393)
Post combination stock-based compensation expense	(i	)	—	—	—	—	1,171	(1,171)	—
Transaction costs associated with the merger	(b	)	—	—	—	—	(8,306)	—	(8,306)

Pro forma adjustment			(12,100,353)	$(1)	14,550,866	$14	$156,420	$142,445	$298,878